                                                                     Exhibit 11
                           UGLY DUCKLING CORPORATION
              SCHEDULE OF COMPUTATION OF EARNINGS (LOSS) PER SHARE

                                           Years ended December 31,              Three months ended March 31,
                                  ------------------------------------------     ----------------------------
                                     1993            1994            1995            1995            1996
                                     ----            ----            ----            ----            ----
Net Earnings (Loss)               $  698,581    $(1,967,388)   $(3,971,557)    $ (464,699)     $1,065,768
Preferred stock dividend paid     $    --       $     --       $     --        $     --        $ (300,000)
                                  -------------------------------------------  --------------------------
Net Earnings (Loss) available
  to Common Shares                $  698,581    $(1,967,388)   $(3,971,557)    $ (464,699)     $  765,768
                                  ===========================================  ==========================
Weighted average number of common
  shares equivalent:
Weighted average common
  shares outstanding               4,000,000      4,494,493      4,760,000      4,760,000       4,760,000
Common equivalent shares using
  the treasury stock method (1)      319,407        319,407        319,407        319,407         319,407
                                  -------------------------------------------  --------------------------
                                   4,319,407     4,813,901      5,079,408       5,079,407       5,079,407
Effect of 1.16-to-1 split (2)           1.16          1.16           1.16            1.16            1.16
                                  ------------------------------------------   --------------------------
Weighted average common shares
  outstanding as adjusted          5,010,513     5,584,125      5,892,113       5,892,113       5,892,113
                                  ==========================================   ==========================
Net Earnings (Loss) per Share (3) $     0.14    $    (0.35)    $    (0.67)     $    (0.08)     $     0.13
                                  ==========================================   ==========================

- --------------------
(1) Treasury Stock Method Applied To All Periods Presented

Common Stock issued                                             50,000
Options issued for purchase of Common Stock                    382,000
                                                               -------
                                                                               432,000
Proceeds received/to be received                              $760,000
Estimated Offering price per share
  (Midpoint of offering range)                                $   6.75
                                                              --------
Common Shares repurchased via application of
  Treasury Stock Method                                                        112,593
                                                                              --------
Common Stock Equivalents using the Treasury Stock Met                          319,407
                                                                              ========

(2) Gives effect to the 1.16-to-1 common stock split effective with the reincorporation of the Company in Delaware on April 24, 1996.

(3) Fully diluted earnings per common share is equivalent to primary earnings per share.